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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-124977 of our report dated December 2, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's application of AICPA Statement of Position, 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", and an explanatory paragraph regarding the Company's change in its inventory costing method for domestic inventories), relating to the consolidated financial statements of Haynes International, Inc. appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/S/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana
June 7, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM